Exhibit 99.1

Contact:
Amy C. Chang
Vice President, Investor Relations
866.861.3229

AMN HEALTHCARE ANNOUNCES THIRD QUARTER 2012 RESULTS

Reports quarterly revenue of $244 million, up 7% year-over-year

Diluted EPS from continuing operations of $0.12 vs. $0.02 in prior year

SAN DIEGO – (November 1, 2012) – AMN Healthcare Services, Inc. (NYSE: AHS), healthcare’s innovator in workforce solutions and staffing services, today announced third quarter 2012 financial results which exceeded the Company’s guidance for both revenue and adjusted EBITDA. Third quarter financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q3 2012	% Chg Q3 2011	% Chg Q2 2012	YTD Sept 30, 2012	% Chg Sept 30, 2011
Revenue	$243.9	7%	3%	$706.1	6%
Gross profit	$69.6	9%	4%	$199.8	7%
Net income from continuing operations	$5.9	483%	NM	$9.2	177%
Diluted EPS from continuing operations	$0.12	500%	NM	$0.20	186%
Adjusted EBITDA*	$18.8	17%	3%	$54.5	13%
Adjusted EPS from continuing operations*	$0.12	200%	9%	$0.32	167%

*	See notes (2) and (4) under “Supplemental Financial and Operating Data” for a reconciliation of non-GAAP items.

NM – Not meaningful

•

Revenue for Nurse and Allied Healthcare Staffing, AMN’s largest segment, was up 13% year-over-year and 5% sequentially due primarily to 19% volume growth over prior year in the travel nurse staffing business.

•	Locum Tenens Staffing third quarter revenue was down 6% year-over-year and flat sequentially. Physician Permanent Placement Services revenue was up 9% year-over-year and 4% sequentially.

•	Third quarter consolidated gross margin of 28.5% increased both year-over-year and sequentially, driven primarily by gross margin improvement in the Locum Tenens Staffing segment.

•	Cash flow from operations was $12 million, enabling the Company to accelerate payments on its outstanding debt.

“Our strong financial results reflect our clients’ recognition of the differentiated value that our innovative workforce solutions and staffing services provide. We are very much aligned with our clients’ mission of improving efficiency while delivering excellent patient care within the rapidly evolving healthcare environment,” said Susan R. Salka, President and Chief Executive Officer of AMN Healthcare.

“Our sales and operations team continued to execute well within the stable demand environment and leverage the benefit of our growing managed services programs business, resulting in third quarter consolidated revenue, gross profit and adjusted EBITDA improvements both year-over-year and sequentially,” added Salka. “At the same time, we continue to invest in our workforce solutions, new candidate recruitment initiatives and technology infrastructure to ensure we are ready in the long term to capitalize on the demand growth anticipated from the significant clinical workforce shortages due to healthcare reform and the aging population.”

Third Quarter 2012 Results

For the third quarter of 2012, the Company generated consolidated revenue of $244 million, an increase of 7% from the same quarter last year and 3% sequentially. Third quarter revenue for the Nurse and Allied Healthcare Staffing segment was $166 million, up 13% from the same quarter last year and 5% sequentially. The Locum Tenens Staffing segment generated revenue in the third quarter of $68 million, a decrease of 6% from the same quarter last year and flat sequentially. Third quarter Physician Permanent Placement Services segment revenue was $10 million, an increase of 9% from the same quarter last year and 4% sequentially.

Gross margin in the third quarter of 28.5% was higher by 70 basis points than the same quarter last year and 10 basis points compared to the previous quarter. The increase in gross margin was due primarily to a 240 basis point and 50 basis point improvement in the Locum Tenens Staffing segment over prior year and prior quarter, respectively.

SG&A expenses for the third quarter of 2012 were $52.4 million, representing 21.5% of revenue, compared to 21.6% of revenue in the same quarter last year and 21.3% of revenue in the prior quarter. The improvement from the prior year was due primarily to improved SG&A leverage offset by increased spending in support of our revenue growth, and candidate recruitment and workforce solutions strategic initiatives.

Third quarter 2012 GAAP net income per diluted common share from continuing operations was $0.12, which compares to $0.02 in the same quarter last year and $0.00 in the prior quarter.

As of September 30, 2012, cash and cash equivalents totaled $4 million and total debt outstanding, net of discount, was $170 million. Third quarter 2012 cash flow from operations was $12 million and capital expenditures were $2 million. The Company made $24 million of voluntary debt prepayments during the third quarter and ended the quarter with a debt to LTM adjusted EBITDA leverage ratio of 2.6 to 1.

Business Trends and Outlook

The Company expects fourth quarter consolidated revenue to be between $240 million and $244 million, representing year-over-year revenue growth of 8% to 10%. Gross margin is expected to be approximately 28.0% to 28.5%. SG&A expenses as a percentage of revenue are expected to be approximately 21.5%, including a total of approximately $1 million of expenses related to strategic initiatives to expand our future candidate supply and workforce solutions position. Adjusted EBITDA margin is expected to be approximately 7.5%.

About AMN Healthcare Services

AMN Healthcare Services, Inc. is healthcare’s workforce innovator, providing a broad spectrum of workforce solutions and staffing services to the nation’s healthcare facilities. AMN’s workforce solutions - including managed services programs, recruitment process outsourcing and consulting services - enable providers to successfully reduce complexity, increase efficiency and improve patient outcomes within the rapidly evolving healthcare environment. AMN provides unparalleled access to the largest network of clinicians and physicians through its innovative recruitment strategies and breadth of career opportunities offered. Clients include acute-care hospitals, government facilities, community health centers and clinics, physician practice groups and many other healthcare settings. For more information, visit http://www.amnhealthcare.com.

Conference Call on November 1, 2012

AMN Healthcare Services, Inc.’s third quarter 2012 conference call will be held on Thursday, November 1, 2012, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://amnhealthcare.investorroom.com/presentations. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 230-1085 in the U.S. or (612) 234-9959 internationally. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. A telephonic replay of the call will also be available at 7:30 p.m. Eastern Time on November 1, 2012, and can be accessed until 11:59 p.m. Eastern Time on November 15, 2012, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 266010.

Non-GAAP Measures

This earnings release contains certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) segment operating income, (2) adjusted EBITDA, (3) adjusted EBITDA margin, and (4) adjusted EPS from continuing operations. The Company provides such non-GAAP financial measures because management believes that they are useful both to management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that segment operating income, adjusted EBITDA and adjusted EBITDA margin serve as industry-wide financial measures, and it uses segment operating income and adjusted EBITDA for making financial decisions and allocating resources. The non-GAAP measures in this release are not in accordance with, or an alternative to GAAP, and may be different from non-GAAP measures, or may be calculated differently than other similarly title captioned non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled Supplemental Financial and Operating Data under the caption entitled “Reconciliation of Non-GAAP Items” or on the Company’s website at http://www.amnhealthcare.com/investors. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include expectations regarding 2012 fourth quarter revenue, revenue growth, gross margin, SG&A, and adjusted EBITDA margin. The Company based these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and its other periodic reports as well as its current and other reports filed with the Securities and Exchange Commission. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2012	2011	2012	2012	2011
Revenue	$243,912	$229,006	$235,786	$706,110	$665,413
Cost of revenue	174,329	165,345	168,813	506,340	478,879

Gross profit	69,583	63,661	66,973	199,770	186,534

	28.5%	27.8%	28.4%	28.3%	28.0%
Operating expenses:
Selling, general and administrative	52,375	49,477	50,304	149,855	146,385
	21.5%	21.6%	21.3%	21.2%	22.0%
Depreciation and amortization	3,435	3,921	3,552	10,682	12,479

Total operating expenses	55,810	53,398	53,856	160,537	158,864

Income from operations	13,773	10,263	13,117	39,233	27,670
Interest expense, net (including loss on debt extinguishment of $9,815 for the nine months ended September 30, 2012)	3,688	7,017	13,590	22,811	18,107

Income (loss) from continuing operations before income taxes	10,085	3,246	(473)	16,422	9,563
Income tax (benefit) expense	4,227	2,242	(392)	7,192	6,231

Income (loss) from continuing operations	5,858	1,004	(81)	9,230	3,332
Income (loss) from discontinued operations, net of tax	0	(27,903)	0	823	(27,162)

Net income (loss)	$5,858	$(26,899)	$(81)	$10,053	$(23,830)

Basic income (loss) per common share from:
Continuing operations	$0.13	$0.02	$0.00	$0.20	$0.07
Discontinued operations	0.00	(0.69)	0.00	0.02	(0.68)

Net income (loss)	$0.13	$(0.67)	$0.00	$0.22	$(0.61)

Diluted income (loss) per common share from:
Continuing operations	$0.12	$0.02	$0.00	$0.20	$0.07
Discontinued operations	0.00	(0.61)	0.00	0.02	(0.59)

Net income (loss)	$0.12	$(0.59)	$0.00	$0.22	$(0.52)

Weighted average common shares outstanding:
Basic	40,850	40,327	40,810	40,747	39,736

Diluted	46,897	45,950	40,810	46,512	45,924

Other comprehensive income (loss)	(55)	33	33	(65)	30

Comprehensive income (loss)	$5,803	$(26,866)	$(48)	$9,988	$(23,800)

AMN Healthcare Services, Inc.

Supplemental Financial and Operating Data

(dollars in thousands, except per share and operating data)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2012	2011	2012	2012	2011
Revenue
Nurse and allied healthcare staffing	$166,331	$147,738	$158,615	$478,832	$422,541
Locum tenens staffing	67,591	72,080	67,592	198,692	213,367
Physician permanent placement services	9,990	9,188	9,579	28,586	29,505

	$243,912	$229,006	$235,786	$706,110	$665,413

Reconciliation of Non-GAAP Items:
Segment operating income(1)
Nurse and allied healthcare staffing	$18,785	$15,197	$18,444	$54,306	$44,736
Locum tenens staffing	6,298	6,283	6,091	16,805	17,759
Physician permanent placement services	2,201	2,142	1,890	5,797	8,470

	27,284	23,622	26,425	76,908	70,965
Unallocated corporate overhead	8,507	7,539	8,179	22,418	22,739

Adjusted EBITDA(2)	18,777	16,083	18,246	54,490	48,226
Adjusted EBITDA margin(3)	7.7%	7.0%	7.7%	7.7%	7.2%
Depreciation and amortization	3,435	3,921	3,552	10,682	12,479
Stock-based compensation	1,569	1,688	1,577	4,575	5,384
Acquisition related costs	0	211	0	0	2,693
Interest expense, net	3,688	7,017	13,590	22,811	18,107

Income (loss) from continuing operations before income taxes	10,085	3,246	(473)	16,422	9,563
Income tax expense (benefit)	4,227	2,242	(392)	7,192	6,231

Net income (loss) from continuing operations	5,858	1,004	(81)	9,230	3,332

Net income (loss) from discontinued operations	0	(27,903)	0	823	(27,162)

Net income (loss)	$5,858	$(26,899)	$(81)	$10,053	$(23,830)

GAAP based diluted net income (loss) per share (EPS) from continuing operations	$0.12	$0.02	$0.00	$0.20	$0.07
Adjustments:
Debt refinancing	0.00	0.02	0.11	0.12	0.02
Acquisition related costs	0.00	0.00	0.00	0.00	0.03

Adjusted diluted EPS from continuing operations(4)	$0.12	$0.04	$0.11	$0.32	$0.12

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2012	2011	2012	2012	2011
Gross Margin
Nurse and allied healthcare staffing	26.5%	26.6%	26.7%	26.5%	26.6%
Locum tenens staffing	28.4%	26.0%	27.9%	27.8%	25.9%
Physician permanent placement services	64.1%	60.5%	59.9%	61.2%	63.4%
Operating Data:
Nurse and allied healthcare staffing
Average travelers on assignment (5)	5,884	5,300	5,592	5,640	5,172
Revenue per traveler per day(6)	$307.26	$302.99	$311.70	$309.85	$299.26
Gross profit per traveler per day(6)	$81.27	$80.70	$83.32	$82.18	$79.72
Locum tenens staffing
Days filled (7)	45,868	51,292	46,752	138,610	151,585
Revenue per day filled(7)	$1,473.60	$1,405.29	$1,445.76	$1,433.46	$1,407.57
Gross profit per day filled(7)	$418.33	$365.64	$402.84	$398.70	$364.62

	As of September 30		As of June 30,
	2012	2011	2012
Leverage ratio (8)	2.6	3.5	3.1

(1)	Segment operating income represents net income (loss) plus interest expense (net of interest income), income taxes, depreciation and amortization, unallocated corporate overhead, stock-based compensation expense, acquisition related costs, and net income (loss) from discontinued operations, net of tax.
(2)	Adjusted EBITDA represents net income (loss) plus interest expense (net of interest income), income taxes, depreciation and amortization, acquisition related costs, stock-based compensation expense and net income (loss) from discontinued operations, net of tax. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance and considers measures used in credit facilities. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income (loss) as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of operations, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income (loss).
(3)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(4)	Adjusted EPS from continuing operations represents GAAP EPS from continuing operations excluding the impact of debt refinancing and acquisition related costs. Management believes such a measure provides a picture of the Company’s results that is more comparable among periods since it excludes the impact of items that may recur occasionally, but tend to be irregular as to timing, thereby distorting comparisons between periods. However, investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted EPS from continuing operations). Although management believes some of the items excluded from adjusted EPS from continuing operations are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income (loss), and management therefore utilizes adjusted EPS from continuing operations as an operating performance measure in conjunction with GAAP measures such as GAAP EPS from continuing operations.
(5)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(6)	Revenue per traveler per day and gross profit per traveler per day represent the revenue and gross profit of the Company’s nurse and allied healthcare staffing segment divided by average travelers on assignment, divided by the number of days in the period presented.
(7)	Days filled is calculated by dividing the locum tenens hours filled during the period by 8 hours. Revenue per day filled and gross profit per day filled represent revenue and gross profit of the Company’s locum tenens staffing segment divided by days filled for the period presented.
(8)	Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the period to the consolidated adjusted EBITDA for the last twelve months.

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	September 30,	June 30,	December 31,
	2012	2012	2011
Assets
Current assets:
Cash and cash equivalents	$3,823	$15,498	$3,962
Accounts receivable, net	141,881	136,535	146,654
Accounts receivable, subcontractor	19,686	21,996	22,497
Prepaid expenses	7,755	7,301	5,691
Income taxes receivable	2,323	3,105	3,372
Deferred income taxes, net	11,685	14,833	19,335
Other current assets	6,497	5,855	3,652
Assets held for sale	0	0	7,310

Total current assets	193,650	205,123	212,473
Restricted cash, cash equivalents and investments	18,917	18,335	18,244
Fixed assets, net	14,968	15,248	16,863
Deposits and other assets	19,225	18,872	19,329
Deferred income taxes, net	2,166	2,166	1,823
Goodwill	123,324	123,324	123,324
Intangible assets, net	138,523	140,137	143,575

Total assets	$510,773	$523,205	$535,631

Liabilities and stockholders’ equity
Current liabilities:
Bank overdraft	$3,531	$330	$3,515
Accounts payable and accrued expenses	43,564	50,711	49,809
Accrued compensation and benefits	49,246	43,023	43,649
Revolving credit facility	0	0	3,000
Current portion of notes payable	12,000	20,000	28,125
Deferred revenue	1,507	1,782	2,155
Other current liabilities	5,698	5,181	8,313
Liabilities related to assets held for sale	0	0	1,486

Total current liabilities	115,546	121,027	140,052
Notes payable, less current portion and discount	157,996	173,721	174,198
Other long-term liabilities	64,026	62,567	61,646

Total liabilities	337,568	357,315	375,896
Preferred stock	22,631	24,054	24,076
Stockholders’ equity	150,574	141,836	135,659

Total liabilities and stockholders’ equity	$510,773	$523,205	$535,631

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2012	2011	2012	2012	2011
Net cash provided by operating activities	$11,512	$4,881	$20,997	$42,062	$12,799
Net cash provided by (used in) investing activities	(2,103)	(1,107)	(1,031)	4,218	(839)
Net cash used in financing activities	(21,029)	(7,087)	(9,402)	(46,354)	(9,230)
Effect of exchange rates on cash	(55)	32	33	(65)	30

Net increase (decrease) in cash and cash equivalents	(11,675)	(3,281)	10,597	(139)	2,760
Cash and cash equivalents at beginning of period	15,498	7,924	4,901	3,962	1,883

Cash and cash equivalents at end of period	$3,823	$4,643	$15,498	$3,823	$4,643